Exhibit 99.1

Richard Faubert Elected to ESI's Board of Directors

    PORTLAND, Ore.--(BUSINESS WIRE)--June 23, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that Richard J. Faubert has been elected to the company's board of directors.
    Mr. Faubert serves as a director of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials Inc. (SEMI). Beginning in 1998, Mr. Faubert was president, CEO and a member of the board of SpeedFam-IPEC. Upon the sale of SpeedFam-IPEC to Novellus Systems he served as executive vice president of Novellus until his departure in April 2003. Prior to that, Mr. Faubert held executive and management positions at Tektronix, Inc. and GenRad, Inc.
    "We are delighted to have Richie join ESI's board," said Jon Tompkins, chairman of the board of directors of ESI. "He has considerable semiconductor and electronic capital equipment operating management experience and is a great addition to our board."
    "I am excited to join the ESI board," said Mr. Faubert. "They have impressive technology, strong market positions and great potential."

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.

    CONTACT: Electro Scientific Industries, Inc.
             Joe Reinhart, 503/671-5500